Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Reed’s, Inc.

We hereby consent to the inclusion in the foregoing Pre Effective Amendment No. 1 to the Registration Statement on Form SB-2 of our report dated March 31, 2007 relating to the financial statements of Reed’s, Inc. as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which appears in the Reeds Inc. Annual Report on Form 10-KSB for the fiscal years ended December 31, 2006 and 2005 filed with the Securities and Exchange Commission on April 16, 2007. We also consent to the reference to our Firm under the caption “Experts”.

/s/ Weinberg & Company, P.A. WEINBERG & COMPANY, P.A. Certified Public Accountants

Los Angeles, California
November 2, 2007